Company Contact:
Matthew C. Moellering
Chief Administrative Officer &
Chief Financial Officer
(614) 474-4400

Media Contact:
Barbara Coleman
Corporate Communications
(614) 474-4083
Investor Contacts:
ICR, Inc.
Allison Malkin / Anne Rakunas
(203) 682-8200 / (310) 954-1113

EXPRESS, INC. REPORTS SECOND QUARTER RESULTS, EXCEEDING EXPECTATIONS ON STRONG SALES GROWTH AND GROSS MARGIN EXPANSION OF 170 BASIS POINTS

•	Second quarter diluted earnings per share of $0.14, includes $0.03 per diluted share non-core operating charge for debt extinguishment

•	Second quarter adjusted diluted earnings per share of $0.17 exceeds high-end of guidance by $0.02 per diluted share

•	Net sales rise 10% and comparable sales increase 6%

•	Gross margin expands by 170 bps to 33.6% of net sales

•	Raises full year 2011 guidance

Columbus, Ohio - August 24, 2011 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating 599 stores, today announced its second quarter financial results for the thirteen and twenty-six week periods ended July 30, 2011, which compares to the same periods ended July 31, 2010.

Second Quarter Operating Results:

•	Net sales increased 10% to $446.0 million from $407.3 million in the second quarter of 2010;

•	Comparable sales increased 6% following an 8% increase in comparable sales in the second quarter of 2010;

•	Gross margin increased 170 bps to 33.6% of net sales compared to 31.9% in the second quarter of 2010;

•
Selling, general, and administrative (SG&A) expenses totaled $117.7 million, or 26.4% of net sales. This compares to SG&A expenses of $110.9 million, or 27.2% of net sales in the second quarter of 2010, which included $0.9 million of non-core operating costs associated with the initial public offering completed on May 18, 2010;

•
Other operating expense, net was $0.4 million, or 0.1% of net sales. This compares to other operating expense, net of $14.0 million, or 3.4% of net sales in the second quarter of 2010, which included $13.3 million of one-time fees paid to Golden Gate Capital and Limited Brands related to the termination of advisory arrangements with them in connection with the initial public offering;

•	Operating income increased more than five-fold to $31.7 million, or 7.1% of net sales, compared to $5.1 million, or 1.2% of net sales, in the second quarter of 2010;

•
Interest expense was $10.5 million and included a $3.7 million loss on extinguishment of debt associated with the $24.2 million repurchases of Senior Notes and the Opco Revolving Credit Facility amendment. This compares to interest expense of $23.3 million in the second quarter of 2010 which included a $13.6 million loss on extinguishment of debt related to the prepayment of debt using proceeds from the initial public offering;

•
Income tax expense was $8.6 million, at an effective tax rate of approximately 40.6%, compared to a tax benefit of $38.9 million in the second quarter of 2010. The change in tax expense is a result of the Company's conversion to a corporation in connection with its initial public offering in the second quarter of 2010;

•
Net income was $12.6 million, or $0.14 per diluted share on 88.9 million weighted average shares outstanding, and included a $2.2 million, or $0.03 per diluted share, after tax loss on extinguishment of debt related to the $24.2 million repurchases of Senior Notes and the Opco Revolving Credit Facility amendment. This compares to net income of $22.1 million, or $0.25 per diluted share on 88.7 million weighted average shares outstanding, in the second quarter of 2010 which included the following non-core operating costs after tax: (i) $0.5 million, or $0.01 per diluted share, of costs related to the initial public offering; (ii) $8.0 million, or $0.09 per diluted share, of fees paid to Golden Gate Capital and Limited Brands related to the termination of advisory arrangements with them in connection with the initial public offering; and (iii) $8.2 million, or $0.09 per diluted share, loss on extinguishment of debt related to the prepayment of debt in connection with the initial public offering. These costs were more than offset by a one-time tax benefit of $31.8 million, or $0.36 per diluted share, recognized in connection with the Company's conversion to a corporation; and

•
Net income, adjusted for non-core operating costs noted above related primarily to the repurchases of Senior Notes (see Schedule 4 for discussion of non-GAAP measures), was $14.9 million, or $0.17 per diluted share, in the second quarter of 2011, exceeding the Company's guidance of $0.12 to $0.15 per diluted share. This compares to net income, adjusted for non-core operating costs noted above related to the initial public offering (see Schedule 4 for discussion of non-GAAP measures), of $7.1 million, or $0.08 per diluted share, in the second quarter of 2010.

Michael Weiss, Express, Inc.'s President and Chief Executive Officer commented: “The continued optimization of our go-to-market strategy combined with the successful execution of our four growth pillars fueled a strong second quarter performance for Express. The quarter included strong sales gains, a 140 basis point expansion in merchandise margin, with adjusted operating income increasing 65% from the prior year. Our customers responded very favorably to both our in-season and new fall assortments, which drove increased full price selling in our stores and online. Our new stores performed positively, and we were pleased to introduce our new store design in Philadelphia and Cincinnati.”

“We are optimistic as we begin the second half of the year,” Mr. Weiss continued. “Our second quarter product tests have provided us with great insight into the key styles we will offer during the fall and holiday seasons. We continue to see significant opportunity to increase sales productivity, as we recapture historical sales volumes in key categories and introduce new product offerings that complement our brand. Most recently, we expanded our offering of shoes with encouraging results and look forward to our men's watch launch planned for November. Our new store openings remain on track, and we look forward to entering the Canadian market in September. While acknowledging that recent events may impact consumer confidence, we remain confident in our strategies and ability to continue to gain profitable market share. We are a fashion authority for our demographic, which is growing and has a high discretionary spend. In addition, we believe our data driven processes provide us with a key competitive advantage. We continue to expect 2011 to represent a year of significant accomplishments and increased value for our stakeholders.”

Twenty-Six Week Operating Results:

•
Net sales increased 10% to $913.4 million from $833.7 million in the prior year period, and year-to-date comparable sales increased 7%. This follows an 11% increase in comparable sales in the prior year period;

•	Gross margin increased 150 bps to 35.9% of net sales compared to 34.4% of net sales in the prior year period;

•
SG&A expenses totaled $227.2 million, or 24.9% of net sales, and included $0.6 million of non-core operating costs related to the secondary offering completed on April 6, 2011. This compares to SG&A expenses of $213.8 million, or 25.6% of net sales, in the prior year period, which included $2.7 million in non-core operating costs related to the Senior Notes offering completed on March 5, 2010 and initial public offering completed on May 18, 2010;

•
Other operating income, net was $0.2 million. This compares to other operating expense, net of $17.0 million, or 2.0% of net sales, in the prior year period which included a $13.3 million one-time fee paid to Golden Gate Capital and Limited Brands related to the termination of the advisory arrangements with them in connection with the initial public offering;

•	Operating income increased approximately 80% to $101.2 million, or 11.1% of net sales, compared to $56.3 million, or 6.8% of net sales, in the prior year period;

•
Interest expense was $21.5 million and included a $7.2 million loss on extinguishment of debt related to the $49.2 million repurchases of Senior Notes and the Opco Revolving Credit Facility amendment. This compares to interest expense of $44.1 million in the prior year period which included a $20.8 million loss on extinguishment of debt related to the prepayment of debt in connection with the Senior Notes offering and initial public offering;

•
Income tax expense was $32.0 million, at an effective tax rate of approximately 40.2%, compared to a tax benefit of $38.6 million in the prior year period. The change in tax expense is a result of the Company's conversion to a corporation effective May 2, 2010 in connection with its initial public offering in the second quarter of last year;

•
Net income was $47.6 million, or $0.54 per diluted share on 88.8 million weighted average shares outstanding, and included the following non-core operating costs after tax: (i) $0.3 million, or $0.01 per diluted share, of costs related to the secondary offering completed on April 6, 2011; and (ii) $4.3 million, or $0.04 per diluted share, loss on extinguishment related to the $49.2 million repurchases of Senior Notes and Opco Revolving Credit Facility amendment. This compares to net income of $52.7 million, or $0.63 per diluted shares on 83.4 million weighted average shares outstanding, in the prior year period which included the following non-core operating costs after tax: (i) $2.3 million, or $0.03 per diluted share, of costs related to the Senior Notes offering and initial public offering; (ii) $8.0 million, or $0.10 per diluted share, of fees paid to Golden Gate Capital and Limited Brands related to the termination of advisory arrangements with them in connection with the initial public offering; and (iii) $15.3 million, or $0.18 per diluted share, loss on extinguishment of debt related to the prepayment of debt in connection with the Senior Notes offering and initial public offering. These costs were more than offset by a one-time tax benefit of $31.8 million, or $0.38 per diluted share, recognized in connection with the Company's conversion to a corporation; and

•
Net income, adjusted for non-core operating costs noted above primarily related to the Senior Notes repurchased and the secondary offering (see Schedule 4 for discussion of non-GAAP measures), was $52.3 million, or $0.59 per diluted share. This compares to net income, adjusted for one-time items noted above related to the Senior Notes offering and the initial public offering (see Schedule 4 for discussion of non-GAAP measures), of $46.5 million, or $0.56 per diluted share.

Second Quarter Balance Sheet Highlights:

•	Cash and cash equivalents totaled $144.6 million compared to $86.9 million at the end of the second quarter 2010;

•
Inventories were $207.4 million, an increase of 12.5%, compared to $184.3 million at the end of the second quarter of 2010. The increase in inventory compared to the second quarter of last year supports the Company's e-commerce growth, new store openings, expansion of shoes, jewelry, and personal care categories, and strategic pre-positioning of fabric. Inventory per square foot increased approximately 4% compared to the second quarter of 2010;

•
Debt declined by $49.5 million to $318.4 million compared to $367.9 million at the end of the second quarter 2010 driven by $49.2 million of Senior Notes repurchased during the first and second quarters of 2011.

Store Expansion:
During the second quarter of 2011, the Company opened 9 new stores and closed 1 store in the United States, ending the quarter with 599 stores and approximately 5.2 million gross square feet in operation.

Credit Facility:
On July 29, 2011, the Company amended and restated its existing Opco Revolving Credit Facility. The Opco Revolving Credit Facility amends, restates, and extends the existing $200.0 million Opco Revolving Credit Facility, which was scheduled to expire in July 2012.  The amendment extends the expiration date of the credit facility to July 2016 and lowers the applicable interest rates on borrowings from between 2.00% to 2.25% to between 1.50% and 2.00%. Additionally, the unused line fee was reduced by 12.5 basis points to 0.375%. Further details regarding this refinancing transaction are available on the Form 8-K filed with SEC on August 4, 2011.

2011 Guidance:
Tax Rate:
The Company estimates that its effective tax rate for the third quarter and full year 2011 will be approximately 40.3%. This compares to an effective tax rate (excluding discrete items) of approximately 41.2% and 10.1% for the third quarter of 2010 and full year 2010, respectively. The expected increase in the effective tax rate for the full year 2011 compared to the prior year period reflects the Company's conversion to a corporation in connection with its initial public offering in the second quarter of 2010.

Third Quarter:
The Company currently expects third quarter 2011 comparable sales to increase mid single digits compared to an increase of 5% in the third quarter of 2010. Net income is expected in the range of $29 million to $32 million, or $0.33 to $0.36 per diluted share on 89.0 million shares outstanding. This compares to adjusted net income of $26.4 million, or $0.30 per diluted share on 88.7 million shares outstanding, in the third quarter of 2010 (see Schedule 4 for discussion of non-GAAP measures). The Company plans to open 8 new stores in the United States and Canada, ending the quarter with 607 locations and approximately 5.3 million gross square feet in operation.

Full Year 2011:
The Company is increasing its full year 2011 guidance. The Company currently expects full year comparable sales to increase mid single digits compared to an increase of 10% for full year 2010. Adjusted earnings are expected in the range of $1.57 to $1.63 per diluted share on 88.9 million shares outstanding (see Schedule 4 for discussion of non-GAAP measures), which is increased from its previous guidance of adjusted earnings in the range of $1.52 to $1.61 per diluted share. This compares to adjusted earnings of $1.42 per diluted share on 86.1 million shares outstanding in 2010 (see Schedule 4 for discussion of non-GAAP measures). This guidance implies adjusted operating income growth between 21% and 25% over adjusted operating income for full year 2010 (see Schedule 4 discussion non-GAAP measures). The Company plans to open 27 new stores in the United States and Canada and close 9 existing locations in the United States, ending the year with 609 locations and approximately 5.3 million gross square feet in operation.

Conference Call Information:
A conference call to discuss second quarter results is scheduled for today, August 24, 2011, at 4:30 p.m. Eastern Daylight Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available until 11:59 p.m. (EDT) on August 31, 2011 and can be accessed by dialing (877) 870-5176 and entering replay pin number 376529.

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates 599 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States and in Puerto Rico, and also distributes its products through the Company's e-commerce website, express.com.

Forward-Looking Statements:

Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and may herein include, but are not limited to, statements regarding expected net income, comparable store sales, earnings per diluted share, effective tax rates, and store expansion and closures. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) the success of the malls and shopping centers in which our stores are located; (6) our dependence upon independent third parties to manufacture all of our merchandise; (7) our growth strategy, including our international expansion plan; (8) our dependence on a strong brand image; (9) our dependence upon key executive management; (10) our reliance on Limited Brands to provide us with certain key services for our business; (11) our substantial indebtedness and lease obligations; and (12) increased costs as a result of being a public company. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	July 30, 2011	January 29, 2011	July 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$144,552	$187,762	$86,932
Receivables, net	8,716	9,908	6,617
Inventories	207,430	185,209	184,255
Prepaid minimum rent	22,399	22,284	21,287
Other	34,234	22,130	22,525
Total current assets	417,331	427,293	321,616

PROPERTY AND EQUIPMENT	484,503	448,109	420,739
Less: accumulated depreciation	(265,342)	(236,790)	(209,152)
Property and equipment, net	219,161	211,319	211,587

TRADENAME/DOMAIN NAME	197,474	197,414	197,414
DEFERRED TAX ASSETS	5,513	5,513	28,951
OTHER ASSETS	17,254	21,210	24,624
Total assets	$856,733	$862,749	$784,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$166,314	$85,843	$85,831
Deferred revenue	15,415	25,067	15,937
Accrued bonus	10,992	14,268	8,579
Accrued expenses	82,098	91,792	67,265
Accounts payable and accrued expenses – related parties	3,890	79,865	87,182
Total current liabilities	278,709	296,835	264,794

LONG-TERM DEBT	317,149	366,157	366,623
OTHER LONG-TERM LIABILITIES	78,238	69,595	49,538
Total liabilities	674,096	732,587	680,955

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	182,637	130,162	103,237
Total liabilities and stockholders’ equity	$856,733	$862,749	$784,192

Schedule 2

Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
NET SALES	$446,041	$407,277	$913,418	$833,739
COST OF GOODS SOLD, BUYING, AND OCCUPANCY COSTS	296,209	277,260	585,272	546,516
Gross profit	149,832	130,017	328,146	287,223
OPERATING EXPENSES:
Selling, general, and administrative expenses (a)	117,682	110,936	227,175	213,846
Other operating expense (income), net (b)	402	14,031	(200)	17,045
Total operating expenses	118,084	124,967	226,975	230,891

OPERATING INCOME	31,748	5,050	101,171	56,332

INTEREST EXPENSE (c)	10,510	23,349	21,515	44,129
INTEREST INCOME	(2)	(1)	(5)	(11)
OTHER INCOME, NET	—	(1,474)	—	(1,906)
INCOME (LOSS) BEFORE INCOME TAXES	21,240	(16,824)	79,661	14,120
INCOME TAX EXPENSE (BENEFIT)	8,620	(38,938)	32,028	(38,555)
NET INCOME	$12,620	$22,114	$47,633	$52,675

OTHER COMPREHENSIVE LOSS:
Foreign currency translation adjustments	(2)	—	(2)	—
COMPREHENSIVE INCOME	$12,618	$22,114	$47,631	$52,675

EARNINGS PER SHARE:
Basic	$0.14	$0.25	$0.54	$0.64
Diluted	$0.14	$0.25	$0.54	$0.63

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	88,583	88,254	88,538	82,362
Diluted	88,860	88,694	88,805	83,418

(a) Includes $572 expense related to the secondary offering for the thirteen and twenty-six weeks ended July 30, 2011 and $914 and $2,731 expense related to the Senior Notes offering and the initial public offering for the thirteen and twenty-six weeks ended July 31, 2010, respectively.
(b) Includes $13,333 expense related to fees paid to Golden Gate Capital and Limited Brands for terminating advisory arrangements with them in connection with the initial public offering for the thirteen and twenty-six weeks ended July 31, 2010.
(c) Includes $3,693 and $7,157 loss on extinguishment of debt related to the $49.2 million repurchases of Senior Notes and Opco Revolving Credit Facility amendment for the thirteen and twenty-six weeks ended July 30, 2011, respectively, and $13,624 and $20,781 loss on extinguishment of debt related to the early repayment of the Topco Credit Facility for the thirteen and twenty-six weeks ended July 31, 2010, respectively.

Schedule 3

Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	July 30, 2011	July 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$47,633	$52,675
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,557	34,429
Loss on disposal of property and equipment	56	633
Change in fair value of interest rate swap	—	(1,906)
Share-based compensation	4,753	3,570
Non-cash loss on extinguishment of debt	2,744	8,781
Deferred taxes	—	(32,389)
Changes in operating assets and liabilities:
Receivables, net	1,192	(1,675)
Inventories	(22,221)	(12,551)
Accounts payable, deferred revenue, and accrued expenses	(22,682)	75
Accounts payable and accrued expenses – related parties	369	(2,649)
Other assets and liabilities	(6,310)	(7,204)
Net cash provided by operating activities	40,091	41,789

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(33,553)	(28,181)
Purchase of intangible assets	(60)	—
Net cash used in investing activities	(33,613)	(28,181)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under Senior Notes	—	246,498
Net proceeds from equity offering	—	166,898
Repayments of long-term debt arrangements	(49,775)	(300,625)
Costs incurred in connection with debt arrangements and Senior Notes	—	(11,986)
Costs incurred in connection with equity offering	—	(6,498)
Proceeds from share-based compensation	191	—
Repurchase of common stock	(102)	—
Repayment of notes receivable	—	5,633
Distributions	—	(261,000)
Net cash used in financing activities	(49,686)	(161,080)

EFFECT OF EXCHANGE RATES ON CASH	(2)	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(43,210)	(147,472)
CASH AND CASH EQUIVALENTS, Beginning of period	187,762	234,404
CASH AND CASH EQUIVALENTS, End of period	$144,552	$86,932

Schedule 4

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures

The Company supplements the reporting of their financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted operating income, adjusted net income, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures provide meaningful information to assist stockholders in understanding their financial results and assessing their prospects for future performance. Management believes adjusted operating income, adjusted net income, and adjusted earnings per diluted share are important indicators of their operations because they exclude items that may not be indicative of, or are unrelated to, their core operating results, and provide a better baseline for analyzing trends in their underlying business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for operating income, net income, and earnings per diluted share. These non-GAAP financial measures reflect an additional way of viewing an aspect of the Company's operations that, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures below, provide a more complete understanding of our business. Management strongly encourages investors and stockholders to review their financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Schedule 4 (Continued)

Adjusted Operating Income, Adjusted Net Income, and Adjusted Earnings Per Diluted Share
(In thousands, except per share amounts)
(Unaudited)

The tables below reconcile the non-GAAP financial measures, actual and projected adjusted operating income, net income, and earnings per diluted share, with the most directly comparable GAAP financial measures, actual and projected operating income, net income, and earnings per diluted share.

	Thirteen Weeks Ended July 30, 2011
	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP measure	$12,620		$0.14	88,860
Interest expense (a)	2,238	*	0.03
Adjusted non-GAAP measure	$14,858		$0.17

(a)	Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to $24.2 million Senior Notes repurchases and Opco Revolving Credit Facility amendment.
* Items were tax affected at the Company's statutory rate of 39% for the thirteen weeks ended July 30, 2011.

	Twenty-Six Weeks Ended July 30, 2011
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP measure	$101,171	$47,633		$0.54	88,805
Transaction costs (a)	572	348	*	0.01
Interest expense (b)	—	4,346	*	0.04
Adjusted non-GAAP measure	$101,743	$52,327		$0.59

(a)	Includes transaction costs related to the 2011 secondary offering.

(b)	Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to $49.2 million Senior Notes repurchases and Opco Revolving Credit Facility amendment.
* Items were tax affected at the Company's statutory rate of 39% for the twenty-six weeks ended July 30, 2011.

	Fifty-Two Weeks Ended January 28, 2012
	Projected Operating Income	Projected Net Income		Projected Earnings per Diluted Share	Projected Weighted Average Diluted Shares Outstanding
Reported GAAP measure	$265,328	$137,806		$1.55	88,915
Transaction costs (a)	572	348	*	0.01
Interest expense (b)	—	4,346	*	0.04
Adjusted non-GAAP measure **	$265,900	$142,500		$1.60

(a)	Includes transaction costs related to the 2011 secondary offering.

(b)	Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to $49.2 million Senior Notes repurchases and Opco Revolving Credit Facility amendment.
* Items were tax affected at the Company's statutory rate of 39% for the fifty-two weeks ended January 28, 2012.
** Represents mid-point of guidance range.

Schedule 4 (Continued)

Adjusted Operating Income, Adjusted Net Income, and Adjusted Earnings Per Diluted Share
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended July 31, 2010
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP measure	$5,050	$22,114		$0.25	88,694
Transaction costs (a)	914	549	*	0.01
Advisory/LLC fees (b)	13,333	8,013	*	0.09
Interest expense (c)	—	8,188	*	0.09
Non-cash tax benefit (d)	—	$(31,807)		$(0.36)
Adjusted non-GAAP measure	$19,297	$7,057		$0.08

(a)	Includes transaction costs related to the initial public offering.

(b)	Includes fees paid to Golden Gate Capital and Limited Brands for terminating advisory arrangements with them.

(c)	Includes prepayment penalty and accelerated amortization of debt issuance costs and debt discount related to early repayment of the Term B Loan.

(d)	Represents one-time, non-cash tax benefit in connection with the Company's conversion to a corporation.

* Items were tax affected at the Company's statutory rate of 39.9% for the thirteen weeks ended July 31, 2010.

	Twenty-Six Weeks Ended July 31, 2010
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP measure	$56,332	$52,675		$0.63	83,418
Transaction costs (a)	2,731	2,344	*	0.03
Advisory/LLC fees (b)	13,333	8,013	*	0.10
Interest expense (c)	—	15,259	*	0.18
Non-cash tax benefit (d)	—	(31,807)		(0.38)
Adjusted non-GAAP measure	$72,396	$46,484		$0.56

(a)	Includes transaction costs related to the Senior Notes offering and the initial public offering.

(b)	Includes fees paid to Golden Gate Capital and Limited Brands for terminating advisory arrangements with them.

(c)	Includes prepayment penalty and acceleration of amortization of debt issuance costs and debt discount related to early repayment of the Term C Loan and Term B Loan.

(d)	Represents one-time, non-cash tax benefit in connection with the Company's conversion to a corporation.

* Items were tax affected at 1.2% for the thirteen weeks ended May 1, 2010 and at the Company's statutory rate of 39.9% for the thirteen weeks ended July 31, 2010.

Schedule 4 (Continued)

Adjusted Operating Income, Adjusted Net Income, and Adjusted Earnings Per Diluted Share
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended October 30, 2010
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP measure	$52,215	$26,301		$0.30	88,680
Transaction costs (a)	170	102	*	—
Adjusted non-GAAP measure	$52,385	$26,403		$0.30

(a)	Includes transaction costs related to the 2010 secondary offering.

* Items were tax affected at the Company's statutory rate of 39.9% for the thirteen weeks ended October 30, 2010.

	Fifty-Two Weeks Ended January 29, 2011
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP measure	$199,251	$127,388		$1.48	86,050
Transaction costs (a)	3,333	2,718	*	0.03
Advisory/LLC fees (b)	13,333	8,121	*	0.10
Interest expense (c)	—	15,370	*	0.18
Non-cash tax benefit (d)	—	(31,807)		(0.37)
Adjusted non-GAAP measure	$215,917	$121,790		$1.42

(a)	Includes transaction costs related to the Senior Notes offering, initial public offering, and 2010 secondary offering.

(b)	Includes fees paid to Golden Gate Capital and Limited Brands for terminating advisory arrangements with them.

(c)	Includes prepayment penalty and acceleration of amortization of debt issuance costs and debt discount related to early repayment of the Term B Loan and Term C Loan.

(d)	Represents one-time, non-cash tax benefit in connection with the Company's conversion to a corporation.

* Items were tax affected at 1.2% for the thirteen weeks ended May 1, 2010 and at the Company's statutory rate of 39.1% for the thirteen weeks ended July 31, 2010, October 31, 2010, and January 29, 2011.